Exhibit 6.2

LAND CONVERSION AND EXIT PARTICIPATION AGREEMENT

PRC Equity Fund I, LLC / Gates at PV Apt I, LLC

This agreement is entered into effective March 1, 2025, by and between PRC Equity Fund I, LLC (“Lender”) and Gates at PV Apt I, LLC (“Owner”).

Term	Provision
Conversion Property	Lots 4, 5, and 6, Block 1, Final Plat of The Gates at Prairie View, in Waller County, Texas. Lot 3 is excluded unless added by later written agreement.
Locked Conversion Value	Lots 4, 5, and 6 are assigned a locked value of $4,950,000.00 for conversion purposes. Lot 3 was appraised separately at $100,000.00 and is not part of the conversion property.
Title Pending Conversion	Lots 4, 5, and 6 remain titled to Gates at PV Apt I, LLC unless and until a conversion closing occurs.
Conversion Trigger	Lender may elect conversion at any time in its sole discretion, and Lender may also exercise conversion upon an Event of Default.
Conversion Formula	The percentage direct ownership interest conveyed at conversion equals the elected Conversion Amount divided by $4,950,000.00.
Type of Conveyance	At conversion closing, Owner shall convey to Lender a direct undivided fee interest in Lots 4, 5, and 6 by appropriate deed and related closing instruments, free and clear of subordinate liens to the extent required by the parties’ closing arrangements.

Additional Provisions

●	The appraisal value is locked and shall not be re-set by future appraisal unless the parties expressly agree in writing.

●	The Conversion Amount may include outstanding principal, accrued interest, protective advances, and other Obligations as elected by Lender.

●	Any portion of the Obligations not converted remains due and payable unless waived in writing by Lender.

Signatures

LENDER: PRC Equity Fund I, LLC

By:
Name:
Title:
Date:

OWNER: Gates at PV Apt I, LLC

By:
Name:	Charles Williams
Title:	Authorized Signatory
Date:

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APPRAISAL, FUNDING, AND BALANCE SUMMARY

PRC Equity Fund I, LLC / Gates at PV Apt I, LLC

Locked Appraisal Inputs

●	Lots 4, 5, and 6 appraised value used for conversion: $4,950,000.00.

●	Lot 3 separate appraised value: $100,000.00.

●	Record title is reflected in Gates at PV Apt I, LLC in the supplied appraisal/title materials.

Funding Summary

Gross historical transfers reflected by the supplied bank-transfer CSV: $1,516,602.00.

Principal credit for PRC Equity Fund marketing expenses paid from Gates at PV account: $426,207.91.

Outstanding principal balance after return-of-principal credit: $1,090,394.09.

Documenting Intent

●	The credit facility is delayed-draw and discretionary.

●	No entire $2.5 million commitment is due at closing.

●	Borrower may submit periodic draw requests as needed.

●	Historical draw requests are retroactively ratified effective March 1, 2025.

●	The $426,207.91 marketing-expense credit is treated as a return of principal in the books and financial statements.

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